Exhibit 10.1

SETTLEMENT AGREEMENT

between

ADVA Optical Networking SE

Campus Martinsried Fraunhoferstrasse 9a 82152 Martinsried/Munich Deutschland/Germany

(hereinafter the "Company")

represented by its Supervisory Board,

which again is represented by its chairman, Mr. Nikos Theodosopoulos

and

Mr. Brian L. Protiva

Assenbucher Strasse 28

82335 Berg

(hereinafter, “Mr. Protiva")

(the Company and Mr. Protiva together hereinafter also the "Parties")

Preamble

Mr. Protiva has been a member of the management board and CEO of the Company since March 1999. Mr. Protiva rendered his services based on the board member service contract dated 6th March 1999 (hereinafter the "Service Contract") which has been extended in accordance with the renewals of Mr. Protiva's term of office as board member ever since. Both, the current term of office and the Service Contract, will expire as of 31 December 2022.

The Company has entered into a business combination agreement with Adtran Inc. according to which the Company and Adtran will combine under a new holding company, namely Adtran Holdings, Inc. It is envisaged that Mr. Protiva assumes the role as Vice Chairman of the Board of Adtran Holdings, Inc. which, upon closing of the transaction, will become the majority stockholder of the Company. In this context, the Supervisory Board of the Company and Mr. Protiva agreed that Mr. Protiva should step down from his office as member of the Company's management board.

This said, the Parties have agreed on the following:

1.
RESIGNATION FROM OFFICE AS CEO AND BORD MEMBER

a.
Mr. Protiva shall resign from his office as CEO and member the Company's management board with effect from August 31st, 2022 ("Resignation Date"). Mr. Protiva undertakes to perform all acts required for the execution of the resignation and to submit declarations to the bodies responsible for this purpose, in particular the resignation declaration as attached to this settlement agreement (Annex 1). The Supervisory Board will accept the declaration of resignation from Mr. Protiva.

b.
Mr. Protiva will continue to properly perform his services as CEO and member of the Company's management board up to the Resignation Date and will ensure that his official duties are properly handed over to a successor. In addition, Mr. Protiva will continue to

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be available to the Company's management board to answer questions on business matters of the Company during the release period pursuant to section 2.2 below until the Termination Date and for a period of 14 days following release of the Company's 2022 Annual Report.

2.
SETTLEMENT

a.
The Parties are in agreement that the Service Contract ends automatically as of 31 December 2022 ('Termination Date"), without any notice of termination being required. For the sake of clarification: Mr. Protiva shall continue to receive his remuneration as CEO until the Termination Date, including his monthly fix remuneration as well as the STI and the LTl subject to their terms, but shall not be entitled to any severance payment as compensation for the expiry of his Service Contract.
b.
The Company shall irrevocably release Mr. Protiva from his service obligation under the Service Contract with effect from the Resignation Date, with continued payment of the contractually agreed remuneration until the Termination Date.
c.
The contractual obligation of confidentiality, the contractual prohibition of side activities and the contractual obligation of non-compete continue to apply until the Termination Date. Mr. Protiva is explicitly allowed to render services as Vice Chairman of the Board of Adtran Holdings Section 615 sentence 2 of the German Commercial Code [BOrgerliches Gesetzbuch -8GB]. He shall not accept any compensation for this service as Vice Chairman of the Board of Adtran Holdings until the end of 2022.
d.
The Parties agree that all vacation entitlements of Mr. Protiva have been granted and taken.
e.
It is the common understanding of the Parties that Mr. Protiva's stock options will be exchanged in Adtran stock options. The exchange will be implemented separately.
f.
The Company shall maintain the D&O insurance cover for Mr. Protiva or any equivalent insurance cover for a period of at least 144 months following the Termination Date. This in particular applies to a corresponding notification period for any damages as far as Mr. Protiva as the insured person is concerned.

3.
RETURN OF ITEMS/ COMPANY CAR/ EMAIL-ACCOUNT

a.
Mr. Protiva shall, unless he has already done so, return to the Company, in full and undamaged, all items that belong to the Company or were provided to Mr. Protiva by the Company or by a third party on behalf of the Company at the latest on the Termination Date. However, Mr. Protiva may keep his Company laptop and mobile phone until the longer of either (i) the expiration of the transition period pursuant to section 1.2 above or (ii) eight (8) weeks after the last requests for information by the Company.

b.
Furthermore, even though it is understood that Mr. Protiva worked in the digital domain, Mr. Protiva shall, unless he has already done so, return to the Company in full all documents (in particular memoranda, customer lists, drawings, sketches or any documents that address confidential information) that belong to the Company or were provided to Mr. Protiva by the Company or by a third party on behalf of the Company or that relate to the Company and/or have been created in connection with Mr. Protiva's work without undue delay, at the latest on the Termination Date. Mr. Protiva undertakes not to retain any copies or other reproductions of the documents. This provision applies analogously to electronically stored data; such data must be sent to the Company and subsequently deleted, unless they are stored on an item that must be returned pursuant

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to section 3.1. Mr. Protiva shall disclose to the Company any passwords, PIN codes and access blocks regarding IT systems that may only be known to Mr. Protiva and shall no longer use them himself.

c.
Mr. Protiva may continue to use the company car provided, Audi e-tron until the Termination Date to the existing extent and subject to the existing conditions. The company car, including accessories, shall be returned to the Company in due and proper condition by the Termination Date at the latest.
d.
Mr. Protiva will make an effort to delete all private email correspondence in his email account and consents to an access to such account by the Company for good reason pertaining to normal business activities and by the Company's General Counsel.
e.
The Company shall allow Mr. Protiva to review documents and electronically stored data of the Company even after the Termination Date, insofar as this is necessary for the purposes of legal defense. A necessary "legal defense" in this sense shall be at hand if and to the extent that claims are asserted against Mr. Protiva under civil or criminal law with regard to his activities as a member of the of the Company's management board, or if Mr. Protiva can show that such a claim is likely to be asserted. Disclosure of confidential documents and data to third parties is only permitted to the extent necessary for the purpose of legal defense. Upon request by the Company, Mr. Protiva shall provide information on to whom and to what extent such disclosure has been made.

4.
CONFIDENTIALITY

a.
Even after the service relationship is terminated, Mr. Protiva remains obliged to maintain strict secrecy in respect of all confidential matters, of the Company and its affiliated companies which became known to him in connection with his activity and not to disclose or pass them on to third parties. Confidential shall mean all matters which the Company has designated as such in writing or orally or which are obviously recognizable as such even without such designation. There shall be no duty of confidentiality
i.
for confidential matters that were publicly available at the time of disclosure;

ii.
insofar as the Mr. Protiva is obliged to disclose the confidential matter on the basis of a law or the decision of a court or administrative authority;
iii.
in the cases of sec. 5 of the German Business Secrets Act [Gesetz zum Schutz von Geschaftsgeheimnissen- GeschGehG].

b.
Disclosure of confidential matters with regard to which there is a duty of confidentiality under section 4.1, without the consent of the Company, may result in damages claims by the Company as well as in sanctions under service and criminal law.
5.
FINAL PROVISIONS

a.
No oral side agreements exist. Amendments or additions to this Settlement Agreement, including to this provision, require written form to be valid unless it can be proven that they have been individually agreed between the Parties.
b.
This Settlement Agreement is subject to German law.

c.
Should any provision of this Settlement Agreement be or become invalid in whole or in part, the validity of the remaining provisions of this Settlement Agreement will not be affected thereby. If a provision is found to be invalid, the Parties undertake to negotiate a

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valid and reasonable replacement provision that comes closest to the economic purpose pursued by the invalid provision. The same applies in case of a contractual gap.

Manhasset, NY August 4, 2022

Place, Date

ADVA Optical Networking SE.

/s/ Nikos Theodosopoulos

For the Supervisory Board

Munich August 1, 2022

Place, Date

/s/ Brian Protiva

Brian Protiva

ANNEX

Annex 1 - Declaration of Resignation

Brian Protiva Geschäftsansäßig in Frauenhoferstr. 9a

82152 Martinsried München

An den Aufsichtsrat der

To the supervisory board of

ADVA Optical Networking SE

eingetragenim Handelsregister des Amtsgerichts Jena unter HRB 508155.	registered in the commercial register of the Local Court of Jena under HRB 508155.

Niederlegung meines Amts als Vorsitzender und Mitglied des Vorstands der	Resignation from my office as chief executive officer and as a member of the management board of

ADVA Optical Networking SE

Munich, den/this August 1, 2022

Sehr geehrte Darnen und Herren, hiermit lege ich mein Amt als Vorsitzender und als Mitglied des Vorstands der ADVA Optical Networking SE mit Wirkung zum 31. August 2022, 24:00 Uhr, nieder.

Dear ladies and gentlemen,

I hereby resign from my office as chief executive officer and as a member of the management board of ADVA Optical Networking SE with effect as of August 31, 2022, 24:00 hours.

lch bitte darum, den Erhalt dieser Amtsniederlegungserklarung durch Gegenzeichnung zu bestätigen. Mit freundlichen Grüßen,	I kindly ask you to confirm the receipt of this declaration of resignation by countersigning it. Yours sincerely,

/s/ Brian Protiva

Brian Protiva

Hiermit werden der Erhalt und die Kenntnisnahme der umseitigen Erklärung des Herrn Brian Protiva bestatigt, mit der er die Niederlegung seines Amtes als Vorsitzender und als Mitglied des Vorstands der ADVA Optical Networking SE erklärt hat.

Für den Aufsichtsrat der

The receipt and notice of the overleaf declaration of Mr. Brian Protiva, by which he declared to resign from his office as chief executive officer and as member of the management board of ADVA Optical Networking SE, are herewith confirmed.

For the supervisory board of

ADVA Optical Networking SE:

August 4, den 2022

/s/ Nikos Theodosopoulos